Exhibit 10.20

U.S. Small Business Administration NOTE

SBA Loan #	-4#, ,—, -: “ , —
SBA Loan Name	BioAlta, LLC ::.:I -.2s: T , ,
Date	April 22, 2020 ,.,_
Loan Amount	Six Hundred Seventy One Thousand Nine Hundred Ninety Two and NO/100 Dollars ($671,992.00)
Interest Rate	1.00% per annum
Borrower	BioAlta, LLC, a Delaware limited liability company
Operating Company	BioAlta, LLC, a Delaware limited liability company —.:-
Lender	City National Bank

1.    PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of Six Hundred Seventy One Thousand Nine Hundred Ninety Two and NO/100 Dollars ($671,992.00), interest on the unpaid principal balance, and all other amounts required by this Note. Under the PPP (as defined below), certain amounts may be forgiven by the Lender under the direction f of the Administrator of the SBA so long as the requirements of the PPP for forgiveness are satisfied. Until an amount is forgiven, the principal amount owed is as set forth in the preceding paragraph and interest accrues thereon. Forgiveness does not occur automatically. Borrower must submit a request for forgiveness and all required documentation, and forgiveness will not occur unless and until the request for forgiveness is approved. Borrower should submit the request for approval timely in accordance with the rules of the PPP to avoid unnecessary delay.

2.    DEFINITIONS:

“Application” shall mean the SBA Form 2483 together with all supporting documentation submitted to Lender as the application for the Loan.

“Disbursement Date” means that date on which the Loan is disbursed by Lender. “Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this loan signed by Borrower, including, without limitation, the Application.

“Maturity Date” means the date that is two (2) years from the Disbursement Date.

“Payroll Costs” shall have the meaning set forth in the CARES Act and Section 2(f) of the SBA’s PPP rules, as the same may be amended, modified, supplemented or interpreted by the SBA from time to time.

“PPP” means the Paycheck Protection Program set forth in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as may be amended, modified or supplemented from time to time, and the rules and regulations promulgated thereunder.

“SBA” means the Small Business Administration, an Agency of the United States of America.

3.    PAYMENT TERMS:

Borrower must make all payments at the place Lender designates.

The Loan shall be repaid in full no later than two (2) years from the Disbursement Date (the “Maturity Date”). Unless earlier forgiven in whole or in part, subject to and in accordance with the Forgiveness Guidelines described (and defined) below, the Borrower shall begin making monthly payments of principal in equal installments in an amount that would fully amortize the Loan by the Maturity Date, plus interest, in arrears, calculated based upon the original principal amount of this Note until the date of any forgiveness and on the remaining outstanding principal balance thereafter, and a per annum interest rate of one percent (1.00%) beginning seven months from the month of the Disbursement Date; payments must be made on the date in the months they are due that corresponds to the date in the month on which proceeds were initially disbursed or, if no such corresponding date, on the next succeeding business day. Interest shall accrue, and be due and payable from, the date of initial disbursement of the Loan. The interest rate wig it be changed during the life of the loan. Borrower hereby authorizes Lender automatically to deduct from any deposit account(s) of Borrower with Lender, the amount of any payment due under this Note. Lender will apply each installment payment first to pay interest accrued to the day Lender receives the payment, then to bring principal current, then to pay any late fees, and will apply any remaining balance to reduce principal.

4.    USE OF PROCEEDS:

Proceeds of the Loan must be (1) paid or disbursed by Borrower within eight (8) weeks of the date of initial disbursement of the Loan and (2) used solely for the following purposes (the “Permitted Purposes”):

A.	Payroll Costs;

B.	costs related to the continuation of group health care benefits during periods of paid sick, medical, or family leave, and insurance premiums;

C.	mortgage interest payments (but not mortgage prepayments or principal payments);

D.	rent payments;

E.	utility payments; in each case of C through E, to the extent the same were incurred in connection with agreements in effect before February 15, 2020;

F.	interest payments on any other debt obligations that were incurred before February 15, 2020; and/or

G.	refinancing an SBA EIDL loan made between January 31, 2020 and April 3, 2020.

5.    LOAN FORGIVENESS:

The principal amount of the Loan may be forgiven, in-whole or in part, in accordance with the CARES Act, as may be amended from time to time and modified or supplemented pursuant to any regulatory or administrative regulations, guidance, or interpretations issued by the SBA from time to time (collectively, the “Forgiveness Guidelines”). Any such forgiveness shall be conditioned upon Borrower providing to Lender in a timely manner all documentation required under the Forgiveness Guidelines or otherwise requested by Lender supporting Borrower’s request for loan forgiveness, including documentation to determine whether the forgiven amount must be reduced in accordance with the Forgiveness Guidelines. The final amount of loan forgiveness, if any, shall be determined by Lender in Lender’s discretion in accordance with, and to the extent not expressly prohibited by, the Forgiveness Guidelines. Not more than twenty-five percent (25%) of the amount forgiven shall be attributable to non-Payroll Costs. Borrower has received an EIDL (Economic Injury Disaster Loan) advance in the amount of $0.00. That amount will be subtracted from the loan forgiveness amount.

6.    OTHER INDEBTEDNESS:

This Note is considered permitted indebtedness, howsoever defined, under any other loan evidenced by any promissory note or credit agreement solely between Borrower and Lender (whether currently in effect or hereafter entered into; each, a “Credit Agreement”). Notwithstanding any provision in any other Credit Agreement solely between Borrower and Lender or this Note, any collateral or guarantees for other obligations of Borrower to Lender shall not apply to the indebtedness evidenced by this Note.

7.    BORROWER’S AGREEMENTS:

Borrower acknowledges and agrees that (1) Borrower has and shall maintain in full force and effect through the Maturity Date or prior satisfaction in full of this Loan, and shall provide evidence of the same to Lender upon Lender’s request therefor, the following: liability insurance; other insurance of the type typically maintained by companies in the same or similar lines of business as Borrower; and worker’s compensation insurance; in each case, with an insurance company satisfactory to Lender and, with respect to worker’s compensation insurance, in an amount meeting state law requirements; (2) Borrower’s ownership and management have not changed without Lender’s approval since the application for this Loan was submitted; and (3) Borrower will keep books and records in a manner satisfactory to Lender, furnish financial statements as requested by Lender and allow Lender and SBA to inspect and audit books, records and papers relating to Borrower’s financial or business condition.

8.    FURTHER ASSURANCES:

At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this -Note and in the event the SBA requires additional, supplemental or replacement documents to, and/or of this Note.

9.    LOAN PREPAYMENT:

Notwithstanding any provision in this Note to the contrary, Borrower may prepay this Note at any time without penalty. Borrower may prepay 20 percent or less of the unpaid principal balance at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the seconda6imarket, Borrower must:

A.	Give Lender written notice;

H.	Pay all accrued interest then unpaid; and

B.	If the prepayment is received less than 21 days from the date Lender receives the written notice from Borrower, pay an amount equal to 21 days’ interest from the date Lender receives the notice, less any interest accrued during the 21 days and paid under subparagraph b., above.

If Borrower does not prepay the amount specified in its notice within 30 days from the date Lender receives the notice, Borrower must give Lender a new written notice and comply with subparagraphs b and c above.

10.  DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A.	Fails to do anything required by this Note and other Loan Documents;

B.	Defaults on any other loan with Lender;

C.	Is not eligible to receive a loan under the PPP when the Loan is made;

D.	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;

E.	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

F.	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower’s ability to pay this Note;

G.	Fails to pay any taxes when due;

H.	Becomes the subject of a proceeding under any bankruptcy or insolvency law;

I.	Has a receiver or liquidator appointed for any part of their business or property;

J.	Makes an assignment for the benefit of creditors;

K.	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower’s ability to pay this Note, provided that this provision shall not apply to adverse changes or conditions resulting from the Covid-19 pandemic and the circumstances giving rise to the CARES Act;

L.	(1) Reorganizes, merges, consolidates, or otherwise changes ownership or business structure, (2) makes any distribution of Borrower’s assets that would adversely affect its financial condition, or (3) transfers (including by pledge) or disposes of any assets except in the ordinary course of business, in each case without Lender’s prior written consent; or

M.	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower’s ability to pay this Note.

11.  LENDER’S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

A.	Require immediate payment of all amounts owing under this Note;

B.	Collect all amounts owing from any Borrower or Guarantor; or

C.	File suit and obtain judgment.

Borrower acknowledges that if Borrower defaults on the Loan, SBA may be required to pay Lender under the SBA guarantee, and SBA may then seek recovery on the Loan (to the extent any balance remains after loan forgiveness in accordance with the Forgiveness Guidelines above).

12.  LENDER’S GENERAL POWERS:

Without notice and without Borrower’s consent, Lender may:

A.	Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document. Among other things, the expenses may include reasonable attorney’s fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

B.	Release anyone obligated to pay this Note; and

C.	Take any action necessary to collect amounts owing on this Note or comply with the PPP.

13.  WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such-`procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

14.  SUCCESSORS AND ASSIGNS:

Under this Note, “Borrower” include any successor, and “Lender” includes its successors and assigns. Lender may assign all or any portion of this Note without notice to, or consent of, Borrower.

15.  GENERAL PROVISIONS:

A.	To the extent there is more than one Borrower on this Note, all such Borrowers are jointly and severally liable.

B.	Borrower waives all suretyship defenses.

C.	Borrower must sign all documents necessary at any time to comply with the Loan Documents or the statutes and regulations applicable to the PPP.

D.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

E.	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F.	If any part of this Note is unenforceable, all other parts remain in effect.

G.	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor.

H.	Borrower shall initial one of the boxes below and a failure to initial one of the boxes shall be interpreted and construed as Borrower’s representation that no agent or broker was involved in arranging the Loan, preparing an application for the Loan or referring Borrower to Lender.

Borrower acknowledges and agrees [initial one]:

XXXXX                  No agent or broker was involved in arranging the Loan, preparing an application for the Loan or referring Borrower to Lender; OR

                 An agent or broker arranged the Loan, assisted in the preparation of the Loan or referred Borrower to Lender and Borrower has caused such agent or broker to execute and deliver the Agent Fee Agreement required by Lender.

Borrower shall not be charged for any fee of agent or broker, nor shall Borrower or Lender pay any such fee out of proceeds of the Loan. Borrower shall indemnify and hold harmless Lender for any loss, costs or expenses Lender incurs as a result of any misrepresentation by Borrower under this Section 15.

Lender will pay a flat fee to qualifying agents assisting applicants under the PPP not to exceed: $600.*

`Additional terms and conditions apply, contact a City National SBA specialist for details.

16.  BORROWER’S NAME(S) AND SIGNATURE(S):

By signing below, the Borrower evidences that it is obligated under this Note.„

BioAlta, LLC, a Delaware limited liability company

By::

Name:	/s/ Carolyn Short
Its:	Authorized Person

Dated as of the date first set forth above.